Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2023 RESULTS AND UPDATES FISCAL YEAR 2023 GUIDANCE
•Solid third quarter financial results driven by execution against the Company's growth strategy, operating programs, and investments in Resource Solutions.
•The Company raised its revenue, Adjusted EBITDA, and Adjusted Free Cash Flow guidance ranges, updated its net income guidance range and reaffirmed its net cash provided by operating activities guidance range for the fiscal year ending December 31, 2023 ("fiscal year 2023").
RUTLAND, VERMONT (November 1, 2023) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and nine month periods ended September 30, 2023.
Highlights for the Three Month and Year-to-Date Periods Ended September 30, 2023:
•Revenues were $352.7 million for the quarter, up $57.5 million, or up 19.5%, from the same period in 2022.
•Overall solid waste pricing for the quarter was up 6.9% from the same period in 2022, primarily a result of 7.6% higher collection pricing and 5.9% higher disposal pricing.
•Net income was $18.2 million for the quarter, down $(4.5) million, or down (19.8)%, from the same period in 2022. Net income was negatively impacted by several items in the quarter, including a $2.4 million increase in expense from acquisition activities from the same period in 2022.
•Adjusted EBITDA, a non-GAAP measure, was $89.6 million for the quarter, up $14.6 million, or up 19.4%, from the same period in 2022.
•Net cash provided by operating activities was $157.8 million for the year-to-date period, up $5.4 million, or up 3.5%, from the same period in 2022.
•Adjusted Free Cash Flow, a non-GAAP measure, was $96.0 million for the year-to-date period, up $14.3 million, or up 17.5%, from the same period in 2022.
•The Company closed three acquisitions during the quarter, including the acquisition of Consolidated Waste Services, LLC and its affiliates (dba “Twin Bridges”) on September 1, 2023.
“We posted another solid quarter and executed well against our growth strategies with strong Adjusted EBITDA and Adjusted Free Cash Flow generation across our newly expanded footprint,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “Our team is doing an excellent job balancing the on-boarding and integration of our recent acquisitions, while keeping their focus on delivering excellent operating results in the core business through our key operating programs and organic growth initiatives. We are poised to carry this momentum forward over the remainder of the year and into 2024.”
"Operations in our new Mid-Atlantic region are off to a great start," Casella said. "We are excited to serve our new customers and see lots of opportunity in our expanded markets to grow our services and improve density through new customer additions and tuck-in acquisitions. Within our Northeast markets, we completed three acquisitions in the third quarter, including the acquisition of Twin Bridges on September 1. Integration efforts are going well for all of our recent acquisitions, and I would like to once again welcome our nearly 1,000 new Casella team members."
"Solid waste volumes were down year-over-year on lower project-based special waste volumes at our landfills and our efforts to improve margins and performance in the residential line of business," Casella said. "Special waste streams were choppy in the third quarter with particular weakness in September but strengthening in October. Importantly, our pricing programs are maintaining a positive spread to costs as we advanced solid waste pricing by 6.9% and furthered our operating productivity initiatives in the quarter. We expect execution of our plans will deliver margin expansion year-over year in the fourth quarter and for the full fiscal year."
"Our Boston material recovery facility came back online in late June following the state-of-the-art processing equipment upgrades during the first half of this year," Casella said. "We are seeing increased productivity, throughput, and safety levels while increasing material recovery and quality on the back-end. These early results are exciting, and we look forward to this positive contribution over the remainder of the year."

For the quarter, revenues were $352.7 million, up $57.5 million, or up 19.5%, from the same period in 2022, with revenue growth mainly driven by: newly closed acquisitions along with the roll-over impact from acquisitions closed in prior periods; positive collection and disposal pricing; and higher commodity volumes; partially offset by lower revenues from solid waste volumes, and recycling commodity prices.
Net income was $18.2 million for the quarter, or $0.31 per diluted common share, down $(4.5) million, or down (19.8)%, from the same period in 2022. Adjusted Net Income, a non-GAAP measure, was $20.1 million for the quarter, or $0.35 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, down $(2.9) million, or down (12.7)%, from the same period in 2022.
Operating income was $34.2 million for the quarter, down $(2.1) million, or down (5.8)%, from the same period in 2022, which includes higher depreciation and amortization expense related to the acquisitions of Twin Bridges, select operations from GFL Environmental Inc. ("GFL") and other recent acquisitions. Adjusted EBITDA was $89.6 million for the quarter, up $14.6 million, or up 19.4%, from the same period in 2022.
For the year-to-date period, revenues were $905.0 million, up $92.0 million, or up 11.3%, from the same period in 2022. The year-to-date period included several items, including: a $6.2 million legal settlement charge in connection with the settlement of a class action litigation matter relating to the Fair Labor Standards Act of 1938 ("FLSA") and state wage and hours laws; an $8.2 million loss from termination of bridge financing loans associated with the acquisitions of Twin Bridges and select operations from GFL; and other one-time costs described in the Adjusted Net Income reconciliation.
Net income was $27.2 million, or $0.50 per diluted common share, for the year-to-date period, or down (39.1%), as compared to net income of $44.7 million, or $0.86 per diluted common share, for the same period in 2022. Adjusted Net Income was $44.2 million, or $0.81 Adjusted Diluted Earnings Per Common Share, for the year-to-date period, as compared to Adjusted Net Income of $47.4 million, or $0.92 Adjusted Diluted Earnings Per Common Share, for the same period in 2022.
Operating income was $67.1 million for the year-to-date period, down $(11.1) million from the same period in 2022. Adjusted EBITDA was $212.5 million for the year-to-date period, up $23.4 million from the same period in 2022, or up 12.4% from the same period in 2022.
Please refer to "Non-GAAP Performance Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $157.8 million for the year-to-date period, as compared to $152.4 million for the same period in 2022. Adjusted Free Cash Flow was $96.0 million for the year-to-date period, as compared to $81.7 million for the same period in 2022.
Please refer to "Non-GAAP Liquidity Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2023 Outlook
"We have executed very well against our growth strategy this year. Given the expected contribution from acquisitions closed year-to-date and continued pricing above our cost inflation, partially offset by recent weakness in landfill special waste volumes, we are updating certain fiscal year 2023 guidance ranges,” Casella said. “These updated guidance ranges assume stable economic activity levels for the remainder of the year.”
The Company raised guidance for fiscal year 2023 by estimating results in the following ranges:
•Revenues between $1.255 billion and $1.280 billion (raised from a range between $1.240 billion and $1.265 billion);
•Adjusted EBITDA between $292 million and $298 million (raised from a range between $289 million and $295 million); and
•Adjusted Free Cash Flow between $125 million and $131 million (raised from a range between $123 million and $129 million).
The Company reaffirmed certain guidance for fiscal year 2023 by estimating results in the following range:
•Net cash provided by operating activities between $231 million and $237 million.
The Company updated certain guidance for fiscal year 2023 by estimating results in the following range:
•Net income between $33 million and $39 million (updated from a range between $41 million to $47 million) with the reduction primarily associated with the recent acquisition activity, with depreciation and amortization up $11.0 million, interest expense net up $2.0 million, and expense from acquisition activities up $3.0 million, partially offset by a $3.5 million lower income tax provision.
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2023 are described in the Reconciliation of Fiscal Year 2023 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2023 do not contemplate any unanticipated impacts.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Thursday, November 2, 2023 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors contact Jason Mead, Senior Vice President of Finance and Treasurer at (802) 772-2293; media contact Jeff Weld, Director of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2023, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; recent changes in solid waste laws of the State of Maine may result in lower revenues or higher operating costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Jason Mead
Senior Vice President of Finance & Treasurer
(802) 772-2293
Media:
Jeff Weld
Director of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$352,735	$295,268	$904,975	$812,962
Operating expenses:
Cost of operations	226,303	190,285	592,865	538,779
General and administration	41,177	34,348	112,721	97,702
Depreciation and amortization	47,736	32,527	116,095	93,106
Expense from acquisition activities	3,261	816	9,801	3,878
Southbridge Landfill closure charge	70	245	276	563
Legal settlement	—	—	6,150	—
Environmental remediation charge	—	759	—	759
	318,547	258,980	837,908	734,787
Operating income	34,188	36,288	67,067	78,175
Other expense (income):
Interest expense, net	10,223	5,999	23,888	16,818
Loss from termination of bridge financing	—	—	8,191	—
Other income	(225)	(1,523)	(1,019)	(1,978)
Other expense, net	9,998	4,476	31,060	14,840
Income before income taxes	24,190	31,812	36,007	63,335
Provision for income taxes	6,018	9,140	8,797	18,677
Net income	$18,172	$22,672	$27,210	$44,658
Basic weighted average common shares outstanding	57,962	51,677	54,228	51,604
Basic earnings per common share	$0.31	$0.44	$0.50	$0.87
Diluted weighted average common shares outstanding	58,062	51,806	54,325	51,749
Diluted earnings per common share	$0.31	$0.44	$0.50	$0.86

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$219,089	$71,152
Accounts receivable, net of allowance for credit losses	140,332	100,886
Other current assets	53,920	35,441
Total current assets	413,341	207,479
Property, plant and equipment, net of accumulated depreciation and amortization	935,402	720,550
Operating lease right-of-use assets	103,116	92,063
Goodwill	737,150	274,458
Intangible assets, net of accumulated amortization	256,689	91,783
Other non-current assets	52,317	62,882
Total assets	$2,498,015	$1,449,215
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$33,957	$8,968
Current operating lease liabilities	8,626	7,000
Accounts payable	100,108	74,203
Current accrued final capping, closure and post-closure costs	13,155	11,036
Other accrued liabilities	97,338	76,393
Total current liabilities	253,184	177,600
Debt, less current portion	1,012,169	585,015
Operating lease liabilities, less current portion	68,584	57,345
Accrued final capping, closure and post-closure costs, less current portion	104,401	102,642
Other long-term liabilities	28,810	28,713
Total stockholders' equity	1,030,867	497,900
Total liabilities and stockholders' equity	$2,498,015	$1,449,215

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$27,210	$44,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,095	93,106
Interest accretion on landfill and environmental remediation liabilities	7,470	6,018
Amortization of debt issuance costs	2,221	1,414
Stock-based compensation	6,699	5,589
Operating lease right-of-use assets expense	10,956	10,405
Disposition of assets, other items and charges, net	279	(282)
Loss from termination of bridge financing	8,191	—
Deferred income taxes	5,233	13,819
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(26,529)	(22,296)
Net cash provided by operating activities	157,825	152,431
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(847,763)	(73,963)
Additions to property, plant and equipment	(90,364)	(87,667)
Proceeds from sale of property and equipment	971	571
Net cash used in investing activities	(937,156)	(161,059)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	465,000	82,200
Principal payments on debt	(18,563)	(57,407)
Payments of debt issuance costs	(12,759)	(1,232)
Payments of contingent consideration	—	(1,000)
Proceeds from the exercise of share based awards	89	192
Proceeds from the public offering of Class A common stock	496,231	—
Net cash provided by financing activities	929,998	22,753
Net increase in cash and cash equivalents	150,667	14,125
Cash, cash equivalents and restricted cash, beginning of period	71,152	33,809
Cash, cash equivalents and restricted cash, end of period	$221,819	$47,934
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$28,626	$14,750
Cash income tax payments	$9,689	$2,875
Non-current assets obtained through long-term financing obligations	$8,053	$9,420
Right-of-use assets obtained in exchange for operating lease obligations	$18,558	$7,672

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$18,172	$22,672	$27,210	$44,658
Net income as a percentage of revenues	5.2%	7.7%	3.0%	5.5%
Provision for income taxes	6,018	9,140	8,797	18,677
Other income	(225)	(1,523)	(1,019)	(1,978)
Loss from termination of bridge financing (i)	—	—	8,191	—
Interest expense, net	10,223	5,999	23,888	16,818
Expense from acquisition activities (ii)	3,261	816	9,801	3,878
Southbridge Landfill closure charge (iii)	70	245	276	563
Legal settlement (iv)	—	—	6,150	—
Gain on resolution of acquisition-related contingent consideration (v)	(376)	—	(965)	—
Environmental remediation charge (vi)	—	759	—	759
Depreciation and amortization	47,736	32,527	116,095	93,106
Depletion of landfill operating lease obligations	2,255	2,376	6,558	6,523
Interest accretion on landfill and environmental remediation liabilities	2,469	2,002	7,470	6,018
Adjusted EBITDA	$89,603	$75,013	$212,452	$189,022
Adjusted EBITDA as a percentage of revenues	25.4%	25.4%	23.5%	23.3%
Depreciation and amortization	(47,736)	(32,527)	(116,095)	(93,106)
Depletion of landfill operating lease obligations	(2,255)	(2,376)	(6,558)	(6,523)
Interest accretion on landfill and environmental remediation liabilities	(2,469)	(2,002)	(7,470)	(6,018)
Adjusted Operating Income	$37,143	$38,108	$82,329	$83,375
Adjusted Operating Income as a percentage of revenues	10.5%	12.9%	9.1%	10.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$18,172	$22,672	$27,210	$44,658
Loss from termination of bridge financing (i)	—	—	8,191	—
Expense from acquisition activities (ii)	3,261	816	9,801	3,878
Southbridge Landfill closure charge (iii)	70	245	276	563
Legal settlement (iv)	—	—	6,150	—
Gain on resolution of acquisition-related contingent consideration (v)	(376)	—	(965)	—
Environmental remediation charge (vi)	—	759	—	759
Interest expense from acquisition activities (vii)	—	—	496	—
Gain on sale of cost method investment (viii)	—	(1,340)	—	(1,340)
Tax effect (ix)	(987)	(73)	(6,920)	(1,071)
Adjusted Net Income	$20,140	$23,079	$44,239	$47,447

Diluted weighted average common shares outstanding	58,062	51,806	54,325	51,749

Diluted earnings per common share	$0.31	$0.44	$0.50	$0.86
Loss from termination of bridge financing (i)	—	—	0.15	—
Expense from acquisition activities (ii)	0.07	0.03	0.18	0.08
Southbridge Landfill closure charge (iii)	—	—	0.01	0.01
Legal settlement (iv)	—	—	0.11	—
Gain on resolution of acquisition-related contingent consideration (v)	(0.01)	—	(0.02)	—
Environmental remediation charge (vi)	—	0.01	—	0.01
Interest expense from acquisition activities (vii)	—	—	0.01	—
Gain on sale of cost method investment (viii)	—	(0.03)	—	(0.03)
Tax effect (ix)	(0.02)	—	(0.13)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.35	$0.45	$0.81	$0.92

(i)Loss from termination of bridge financing is related to the write-off of the remaining unamortized debt issuance costs associated with with the extinguishment of bridge financing agreements associated with acquisitions.
(ii)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period associated with due diligence and the acquisition and integration of acquired businesses or select development projects as part of the Company’s strategic growth initiative.
(iii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iv)Legal settlement is related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain FLSA claims as well as state wage and hours laws.
(v)Gain on resolution of acquisition-related contingent consideration associated with the reversal of a contingency for a transfer station permit expansion that is no longer deemed viable.
(vi)Environment remediation charge associated with the investigation of potential remediation at an inactive waste disposal site that adjoins one of the landfills we operate.
(vii)Interest expense from acquisition activities is the amortization of debt issuance costs comprised of transaction, legal, and other similar costs associated with bridge financing activities related to acquisitions.
(viii)Gain on sale of cost method investment associated with the sale of the Company's minority ownership interest in a subsidiary of Vanguard Renewables.
(ix)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$74,629	$60,180	$157,825	$152,431
Capital expenditures	(39,949)	(32,799)	(90,364)	(87,667)
Proceeds from sale of property and equipment	195	64	971	571
Southbridge Landfill closure and Potsdam environmental remediation (i)	887	1,318	3,224	3,272
Cash outlays from acquisition activities (ii)	2,233	1,163	8,292	3,579
Post acquisition and development project capital expenditures (iii)	6,573	5,511	12,722	9,499
McKean Landfill rail capital expenditures (iv)	2,403	—	3,306	—
Adjusted Free Cash Flow	$46,971	$35,437	$95,976	$81,685
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)McKean Landfill rail capital expenditures are related to the Company's landfill in Mount Jewett, PA ("McKean Landfill") rail side development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from the landfill construction investments in the normal course of operations.
Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2023 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net income	$33,000 - $39,000
Provision for income taxes	13,000
Other income	(1,000)
Gain on resolution of acquisition-related contingent consideration	(965)
Interest expense, net	37,000
Loss from termination of bridge financing	8,191
Legal settlement	6,150
Southbridge Landfill closure charge	500
Expense from acquisition activities	10,000
Depreciation and amortization	168,000
Depletion of landfill operating lease obligations	9,000
Interest accretion on landfill and environmental remediation liabilities	9,124
Adjusted EBITDA	$292,000 - $298,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net cash provided by operating activities	$231,000 - $237,000
Capital expenditures	(162,000)
Proceeds from sale of property and equipment	1,000
Southbridge Landfill closure and Potsdam environmental remediation	4,000
Post acquisition and development project capital expenditures	31,500
Cash outlays from acquisition activities	8,500
McKean Landfill rail capital expenditures	11,000
Adjusted Free Cash Flow	$125,000 - $131,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three and nine months ended September 30, 2023 and 2022 are as follows:

	Three Months Ended September 30,
	2023	% of Total Revenues	2022	% of Total Revenues
Collection	$206,093	58.4%	$144,117	48.8%
Disposal	66,337	18.8%	66,147	22.4%
Power generation	1,797	0.5%	1,643	0.6%
Processing	3,021	0.9%	3,133	1.0%
Solid waste operations	277,248	78.6%	215,040	72.8%
Processing	27,782	7.9%	32,159	10.9%
National Accounts	47,705	13.5%	48,069	16.3%
Resource Solutions operations	75,487	21.4%	80,228	27.2%
Total revenues	$352,735	100.0%	$295,268	100.0%

	Nine Months Ended September 30,
	2023	% of Total Revenues	2022	% of Total Revenues
Collection	$495,917	54.8%	$400,910	49.3%
Disposal	181,433	20.0%	169,503	20.9%
Power generation	5,042	0.6%	6,050	0.7%
Processing	7,351	0.8%	7,883	1.0%
Solid waste operations	689,743	76.2%	584,346	71.9%
Processing	75,970	8.4%	93,421	11.5%
National Accounts	139,262	15.4%	135,195	16.6%
Resource Solutions operations	215,232	23.8%	228,616	28.1%
Total revenues	$904,975	100.0%	$812,962	100.0%

Components of revenue growth for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$10,977	7.6%	5.1%	3.7%
Disposal	3,905	5.9%	1.8%	1.3%
Processing	1	—%	—%	—%
Solid waste price	14,883		6.9%	5.0%
Collection	(2,770)		(1.3)%	(0.9)%
Disposal	(4,468)		(2.1)%	(1.5)%
Processing	37		0.1%	—%
Solid waste volume	(7,201)		(3.3)%	(2.4)%
Surcharges and other fees	(220)		(0.2)%	—%
Commodity price and volume	4		—%	—%
Acquisitions	54,742		25.5%	18.5%
Total solid waste operations	62,208		28.9%	21.1%
Resource Solutions operations:
Price	(4,457)		(5.6)%	(1.5)%
Volume	(645)		(0.8)%	(0.3)%
Surcharges and other fees	(724)		(0.9)%	(0.2)%
Acquisitions	1,085		1.3%	0.4%
Total Resource Solutions operations	(4,741)		(6.0)%	(1.6)%
Total Company	$57,467			19.5%

Components of capital expenditures (i) for the three and nine months ended September 30, 2023 and 2022 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Growth capital expenditures:
Post acquisition and development project	$6,573	$5,511	$12,722	$9,499
McKean Landfill rail capital expenditures	2,403	—	3,306	—
Other	2,217	1,015	6,115	3,501
Growth capital expenditures	11,193	6,526	22,143	13,000
Replacement capital expenditures:
Landfill development	16,155	11,664	27,353	24,526
Vehicles, machinery, equipment and containers	10,593	11,851	29,284	41,375
Facilities	2,008	1,414	8,522	5,639
Other	—	1,344	3,062	3,127
Replacement capital expenditures	28,756	26,273	68,221	74,667
Capital expenditures	$39,949	$32,799	$90,364	$87,667

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not defined as growth capital expenditures.